Exhibit 21.1

      Subsidiaries
      ------------

                                     State of                % of
      Name                         Incorporation           Ownership
      ----                         -------------           ---------

      Synaptx Access(1)             Florida                   100%

      Synaptx Impulse(2)            Illinois                  100%

      Oraycom, Inc.                 Texas                     100%

      W.b. Controls, Inc.           Illinois                  100%

      Primus Marketing
       Associates, Inc.             Minnesota                 100%


     1.  Formerly known as North American Telco Cable Reps, Inc. ("NATCRI")

     2.  Formerly known as Maxwell Partners, Inc.